Exhibit 99.1

CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Ken Andrysiak

(248) 435-1923

kenneth.andrysiak@arvinmeritor.com

ArvinMeritor Announces Pricing of Tender Offers

for Up to $450 Million of the Company’s Notes

Increases Offers to a Maximum of $600 Million

TROY, Mich. (March 13, 2006) — ArvinMeritor, Inc. (NYSE:ARM) announced today the reference yield for each series of notes subject to its previously announced cash tender offers for up to $450 million in aggregate principal amount of its 6.625 percent notes due 2007, 6.75 percent notes due 2008, 7.125 percent notes due 2009 and 6.8 percent notes due 2009 (collectively, the “Notes”), which represents the yield to maturity corresponding to the bid side price of the applicable reference U.S. Treasury security identified below for such series of Notes, as measured at 2 p.m. ET on March 13, 2006.

Accordingly, the Total Consideration payable for each $1,000 principal amount of Notes validly tendered pursuant to each of the offers and not validly withdrawn prior to 5 p.m. ET on March 13, 2006 (the “Early Tender Date”), that are accepted for purchase in the offers will be the amount listed below for such Notes. Holders who tender after 5 p.m. ET on the Early Tender Date and on or before 11:59 p.m. ET on March 27, 2006 (unless earlier terminated or extended, the “Expiration Date”), will receive the Tender Offer Consideration listed below for their Notes that are accepted for purchase in the offers, which is equal to the Total Consideration for each Note minus the Early Tender Payment for that Note listed below. Notes tendered pursuant to the offers may no longer be withdrawn. Holders of Notes accepted for purchase in the offers will also be paid any accrued and unpaid interest from and including the last interest payment date applicable to the Notes to, but not including, the settlement date. The settlement date is expected to be March 28, 2006, which is one day after the Expiration Date, or promptly thereafter.

The pricing information for the offers is set forth in the table below:

Notes	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference	Reference Yield (%)	Total Consider-ation*	Early Tender Payment*	Tender Offer Consideration*
ArvinMeritor 6.625% Notes due 2007	$200,000,000	1	87.5	3.625% due June 30, 2007	4.849%	$1,010.31	$15.00	$995.31
ArvinMeritor 6.75% Notes due 2008	$100,000,000	2	125	3.375% due Feb. 15, 2008	4.800%	$1,012.75	$30.00	$982.75
ArvinMeritor 7.125% Notes due 2009	$91,400,000	3	200	2.625% due March 15, 2009	4.790%	$1,008.82	$30.00	$978.82
ArvinMeritor 6.80% Notes due 2009	$302,000,000	4	200	4.5% due Feb. 15, 2009	4.800%	$999.90	$30.00	$969.90

* Per $1,000 principal amount of Notes accepted for purchase

ArvinMeritor also announced today that it has increased to $600 million the maximum aggregate principal amount of Notes that may be purchased in the offers. To the extent the aggregate principal amount of Notes tendered exceeds this increased cap, ArvinMeritor will accept Notes for purchase, based on the priority level set forth above, in the manner described in ArvinMeritor’s offer to purchase dated Feb. 28, 2006.

As of the Early Tender Date, ArvinMeritor had received tenders of Notes as follows:

•	Approximately $192,722,000 of the 6.625 percent Notes due 2007, representing approximately 96.36 percent of the outstanding principal amount of such Notes;
•	Approximately $95,237,000 of the 6.75 percent Notes due 2008, representing approximately 95.24 percent of the outstanding principal amount of such Notes;
•	Approximately $83,188,000 of the 7.125 percent Notes due 2009, representing approximately 91.02 percent of the outstanding principal amount of such Notes; and
•	Approximately $271,423,000 of the 6.8 percent Notes due 2009, representing approximately 89.88 percent of the outstanding principal amount of such Notes.

UBS Investment Bank, J.P. Morgan Securities Inc., Lehman Brothers Inc., and Citigroup Corporate & Investment Banking are the dealer managers for the offers. Global Bondholder Services Corp. is the information agent and the depositary. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the offer to purchase dated Feb. 28, 2006, and the information in this news release is qualified by reference to the offer to purchase. Persons with questions regarding the offers should contact the UBS Investment Bank liability management group at (888) 722-9555, ext. 4210 (toll free), or (203) 719-4210 (collect). Requests for documents should be directed to Global Bondholder Services Corp. at (866) 540-1500 or (212) 430-3774 (collect).

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

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